Exhibit 99.1

NEWS RELEASE

100 Glenborough Drive Suite 100 Houston, TX 77067	Contact: Chris Tong: 281-872-3122 Investor_Relations@nobleenergyinc.com
SCOTT D. URBAN ELECTED TO NOBLE ENERGY, INC. BOARD
HOUSTON (October 23, 2007) — Noble Energy, Inc. (NYSE: NBL) announced today that its Board of Directors elected Scott D. Urban to its board, increasing the number of directors to nine.
Mr. Urban served in executive management positions at Amoco and its successor, BP. At the time of his retirement from BP in 2005, he was Group Vice President, Upstream for several existing profit centers including North America Gas, Alaska, Egypt and Middle East and, before that, Group Vice President, Upstream North Sea. Mr. Urban held various positions at Amoco including, at the time of its 2000 merger with BP, Group Vice President, Worldwide Exploration. Mr. Urban holds a M.S. degree in Geology and B.S. degree in Earth Science from Bowling Green State University and is a graduate of the Stanford University Executive Program.
Noble Energy’s Chairman, President, and CEO, Charles D. Davidson, commented: “On behalf of Noble Energy’s board, we are pleased to welcome Mr. Urban to the Noble Energy team. Scott’s global energy experience will be invaluable to our company’s future growth and success.”
Noble Energy is one of the nation’s leading independent energy companies and operates throughout major basins in the United States including Colorado’s Wattenberg Field, the Mid-continent region of western Oklahoma and the Texas Panhandle, the San Juan Basin in New Mexico, the Gulf Coast and the deepwater Gulf of Mexico. In addition, Noble Energy operates internationally in Argentina, China, Ecuador, the Mediterranean Sea (Israel), the North Sea (UK, the Netherlands, and Norway), West Africa (Equatorial Guinea and Cameroon) and Suriname. Noble Energy markets natural gas and crude oil through its subsidiary, Noble Energy Marketing, Inc. Visit Noble Energy online at www.nobleenergyinc.com.
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